Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by and between ERIN HENDERSON (“Employee”) and ONCONETIX, INC. f/k/a BLUE WATER BIOTECH, INC., a Delaware corporation (the “Company”), (collectively, the “Parties” and each a “Party”), as follows:

Recitals

WHEREAS, Employee voluntarily resigned from Employee’s employment with the Company effective December 21, 2023 (the “Separation Date”);

WHEREAS, the Company acknowledges and accepts Employee’s resignation, which is considered, for all purposes, a termination by Employee of her employment “without Good Reason” pursuant to Section 7(g) of the Employment Agreement, dated February 23, 2022, entered into by and between Employee and the Company’s predecessor, Blue Water Vaccines, Inc. (the “Employment Agreement”);

WHEREAS, as a material inducement to Employee to enter into this Agreement the Company offers and agrees to enter into a Consulting Agreement with The Aetos Group, a management consulting company founded by Employee, with its primary place of business at 3501

S. Main Street, Suite 1, Gainesville, FL 32601, for a three (3) month period following the “Effective Date” of this Agreement (as defined below) (the “Consulting Agreement”);

WHEREAS, the Company acknowledges and understands that notwithstanding Employee’s resignation, the Indemnification Agreement, dated February 23, 2022, between the Employee and the Company’s predecessor, Blue Water Vaccines, Inc. (hereafter, the “Indemnification Agreement”) shall remain in full force and effect hereafter in accordance with its terms and subject to applicable law; and

WHEREAS, the Company acknowledges and understands that any Directors, Officers and Corporation Liability Insurance coverage applicable to Employee during her employment (“D&O Insurance”) shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect hereafter, in accordance with its terms, with respect to any covered acts and omissions committed by Employee during her employment with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Terms and Conditions

1. Final Wages; Benefits; Survival.

(a) Regardless of whether Employee enters into this Agreement, the Company will pay Employee all wages earned by Employee through and including the Separation Date, including payment for all accrued paid time off that remains unused through the Separation Date, less applicable taxes and withholdings, in accordance with applicable state and federal law.

(b) Regardless of whether Employee enters into this Agreement, and provided Employee is already enrolled in the Company’s group health care plan, Employee shall continue to receive such coverage through December 31, 2023. If Employee wishes to continue such coverage beyond December 31, 2023 at her own expense, Employee must timely elect such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Employee acknowledges that Employee will receive separate correspondence regarding her rights under COBRA. Any other benefits will be governed by the applicable plan documents. Except as expressly provided in those plan documents or in this Agreement, Employee will receive no additional compensation, bonus, severance, commissions, or other benefits after the Separation Date.

(c) Employee acknowledges and understands that Employee’s post- employment restrictive covenants as set forth in the Employment Agreement survive the termination of Employee’s employment with the Company and entry into this Agreement, and shall remain in full force and effect hereafter in accordance with the terms of the Employment Agreement. A copy of the Employment Agreement is attached hereto as Exhibit “A.”

(d) Employee acknowledges and understands that any equity interests she had as of the Separation Date will continue to be governed by the terms of the applicable award agreement and the applicable equity incentive plan (together “the Awards and the Plans”).

2. Consideration. The Parties agree and understand they are entering into this Agreement for good and valuable consideration, including, but not limited to, the following undertakings:

(a) The terms of this Agreement, including, but not limited to the mutual releases set forth in Section 3 below; and

(b) The Consulting Agreement, the terms of which are incorporated into this Agreement, such that a breach of the Consulting Agreement is deemed a breach of this Agreement.

Employee acknowledges that nothing in this Agreement or the Consulting Agreement shall be deemed to extend Employee’s employment beyond the Separation Date or confer any rights or benefits other than those set forth expressly herein or therein. Employee agrees that: (i) the consideration set forth in this Section 2 constitutes good and valuable consideration for Employee’s execution of this Agreement; (ii) the consideration exceeds anything due from the Company or any of the other “Released Parties” (as defined in Section 3 below) to Employee through the Separation Date; and (iii) apart from Employee’s final paycheck, Employee has no further entitlement to or claim for any other severance pay, wages, bonuses, commissions, benefits, vacation, damages, attorneys’ fees or costs, or any other sum of money from the Company or any of the other Released Parties for any reason whatsoever.

3. Mutual Release.

(a) Release By Employee. In exchange for the consideration described in Section 2 above, Employee and Employee’s representatives, heirs, successors, and assigns completely release and forever discharge the Company, together with its parents, subsidiaries, and affiliates, and its and each of their present and former officers, directors, members, shareholders, employees, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators, joint venture partners, subsidiaries, and affiliates, each in their individual and official capacities, and all of their predecessors, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which Employee may now have or has ever had up through the date Employee signs this Agreement, including, but not limited to, all claims arising out of Employee’s employment with the Company and the termination of that employment, whether based on tort, contract (express or implied), or any federal, state, or local law, regulation, or ordinance (collectively, “Released Claims”), except that Employee does not release any claim pursuant to the Indemnification Agreement or any claim pursuant to any D&O Insurance. By way of example only, Released Claims include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (“ADEA”), the Family and Medical Leave Act, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, the Davis- Bacon Act, the Walsh-Healey Act, the Employee Retirement Income Security Act (other than claims for vested benefits), the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statute, regulation, or ordinance governing the employment relationship. This release further includes any claims asserting negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; fraud; defamation; invasion of privacy; claims related to disability; any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, vacation, and/or penalties; and any other claims arising under or related to employment laws or regulations. Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees and other legal costs incurred in regard to the above Released Claims or otherwise. This release covers all waivable claims including those not specifically mentioned in this Agreement. Notwithstanding the foregoing, Released Claims do not include: Employee’s rights to any vested retirement benefits or other accrued benefits to which Employee is already entitled; claims for workers’ or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce this Agreement; and any other claims that cannot lawfully be waived.

(b) Release By Company. In exchange for Employee timely signing and not revoking this Agreement, the Company hereby releases and forever discharges Employee of and from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which the Company may have against Employee arising through the date this Agreement is signed by the Company (collectively “Company Claims”), except for (i) Company Claims against Employee that may not be waived, released, or discharged under applicable law and (ii) Company Claims against Employee arising out of or related to any act or omission actively concealed by Employee that constitutes willful misconduct, fraud, improper self-dealing, embezzlement, misappropriation of funds, breach of fiduciary duty, or breach of the Employment Agreement. Further, the Company is not releasing or waiving any rights or claims against Employee which might arise after the date the Company signs this Agreement, or any claims arising out of or related to Employee’s breach of this Agreement.

4. Waiver of Unknown Claims. The Parties understand and agree that the release provisions in Section 3 above include not only claims presently known to the Parties, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind that are covered by the release provisions. The Parties understand that the Parties may later discover facts different from what the Parties now believe to be true, which, if known, could have materially affected the Parties’ decision to sign this Agreement, but the Parties nevertheless waive any claims or rights based on such different or additional facts.

5. No Claims Filed; Covenant Not to Sue. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any charges of discrimination, harassment, or retaliation with any federal, state, or local agency or court, or any lawsuits or arbitrations against any of the Released Parties in any forum; provided, however, that nothing in this Section 5 shall be interpreted as requiring Employee to disclose any claims, complaints, or communications Employee has made, or information Employee has disclosed, to the U.S. Securities and Exchange Commission (“SEC”) concerning actual or possible violations of securities law. Employee also promises not to sue or participate in any lawsuit against the Company or any of the other Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the release in Section 3(a) above. However, nothing in this Section 5 prevents Employee from filing a suit to (a) enforce this Agreement, or (b) challenge its validity under the ADEA.

6. Incitement of Claims; Participation in Claims. Employee agrees that Employee will not encourage or incite any person including, but not limited to, other current or former employees of the Company, to assert any complaint or claim in federal or state court against the Company or any of the other Released Parties (except as outlined in Section 7 below). Employee also agrees not to participate, cooperate, or assist in any manner, whether as a witness, expert, consultant, or otherwise, in any lawsuit, complaint, charge, or other proceeding involving the Company or any of the other Released Parties as a party unless requested to do so by the Company, compelled by subpoena or court order, or as outlined in Section 7 below.

7. Employee Protections. Nothing in any part of this Agreement limits Employee’s rights to: file a charge with, provide information to, or participate in an investigation or proceeding conducted by any federal, state, or local government agency responsible for enforcing any law; report possible violations of any law or regulation to any such agency; make other disclosures protected under the whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Agreement is signed by Employee. Notwithstanding the above, Employee expressly waives all rights to recover money or other individual relief in connection with any administrative or court action related in any way to any claim covered by the release in Section 3(a) above, whether brought by Employee or on Employee’s behalf. However, Employee may recover money properly awarded by the SEC as a reward for providing information to that agency.

8. Employee Representations. Employee represents and warrants that: (a) upon receipt of Employee’s final paycheck covering wages earned through December 21, 2023, Employee has been paid all compensation owed (including, but not limited to, overtime, commissions, and bonus compensation) for all hours worked; (b) Employee has received all the leave and leave benefits and protections for which Employee was eligible, under the Family and Medical Leave Act or otherwise; and (c) Employee has not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is the Company’s policy to encourage reporting within the Company of all possible violations of any law, and no one has interfered with Employee’s reporting of any such violations. Employee further represents that: (i) Employee has not alleged any claim against the Company or any other Released Parties, the factual foundation for which involves sexual harassment under applicable law; (ii) no monies are being paid to Employee related to any claim for sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (iii) Employee does not contend and is not aware of any facts to suggest that Employee has been subjected at any time to any acts of sexual harassment or sexual abuse by the Company or any other Released Parties.

9. Cooperation. Employee agrees at all times in the future to cooperate fully with the Company – both during the term of the Consulting Agreement and after – in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; or (b) other matters arising from or related to events occurring during Employee’s employment by the Company. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs. In addition, Employee agrees to execute any documents required to carry out the terms of this Agreement.

10. Non-Disparagement. Employee agrees that at all times in the future Employee will not disparage the Company, or its officers, directors, members, employees, or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, whether orally, in writing, or through electronic means such as social media, websites, blog posts or emails; provided, however, that Employee may respond accurately and fully to any inquiry or request for information when required by legal process and nothing herein shall be deemed to interfere with Employee’s protected rights as outlined in Section 7 above.

The Company agrees to give any prospective employer who enquires about Employee a neutral reference, and only provide the title of her position and the period of her employment, provided that such inquiry is directed to the Company’s Director of Human Resources, currently, Catherine Labarca (e-mail: clabarca@bluewatervaccines.com). Employee agrees that the Company is not responsible for employment references solicited from any source other than the Company’s Director of Human Resources.

11. Non-Admission. This Agreement is intended to facilitate an amicable separation of Employee’s employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

12. Time to Consult, Consider and Revoke. Employee has been advised herein to consult with an attorney before signing this Agreement and has done so. Employee has had the opportunity to consider this Agreement for at least twenty-one (21) days before signing this Agreement, although Employee may choose to sign it sooner. Employee acknowledges that Employee may use as much or as little of the twenty-one (21) day period to make Employee’s decision to execute this Agreement. HOWEVER, EMPLOYEE MUST NOT SIGN THIS AGREEMENT BEFORE THE SEPARATION DATE. Any material or non-material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 21-day period. Employee has seven (7) days in which to revoke this Agreement after signing it if Employee wishes (the “Revocation Period”). To do so, Employee must send the Company a written notice of revocation via email, addressed to Bruce Harmon, Chief Financial Officer of Onconetix, Inc. f/k/a Blue Water Biotech, Inc., e-mail: bharmon@Onconetix.com, before the Revocation Period expires, with the original notice of revocation sent via U.S. Mail to the Company, Attention: Bruce Harmon, Chief Financial Officer, Onconetix, Inc. f/k/a Blue Water Biotech, Inc., 201 E. Fifth Street, Suite 1900, Cincinnati, Ohio 45202, postmarked no later than the last day of the Revocation Period. This Agreement shall become enforceable on the eighth day after Employee signs and returns this Agreement to the Company, provided Employee does not timely revoke it (the “Effective Date”).

13. Integration; Modification. Employee acknowledges that this Agreement, the Employment Agreement, the Awards and the Plans, the Indemnification Agreement, and the Consulting Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings among Employee, the Company and any of the other Released Parties, whether written or oral, express or implied, regarding Employee’s employment, termination, and benefits. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein. This Agreement shall not be modified unless in writing and signed by both the Company and Employee.

14. Transfer of Claims. Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 3(a) above. Employee further warrants that nothing prohibits Employee from entering into this Agreement.

15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors. This Agreement is not assignable by Employee without the written consent of the Company. However, the Company may assign this Agreement freely; and Employee agrees that this Agreement may be fully enforced by the Company’s successors and assigns. Further, Employee agrees that the Released Parties are intended third-party beneficiaries of the Agreement and entitled to enforce its terms.

16. Sufficiency of Consideration; Severability. The Parties agree that the consideration provided under Section 2 above is good and valuable consideration for the Parties’ signing of this Agreement. If any provisions in this Agreement (other than the mutual releases in Section 3 above) are held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force. In the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed modified or reformed to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances.

17. Governing Law; Interpretation; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without regard to its choice of law principles. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party for any reason. If either Party breaches this Agreement, or any dispute arises out of or relating to this Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees, and costs, at all levels. Any and all disputes between the Parties arising from or related to this Agreement shall be exclusively heard and determined by final, binding, and non-appealable arbitration in Palm Beach County, Florida by one arbitrator. The arbitration shall be conducted by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration in accordance with its Employment Arbitration Rules and Procedures then in effect. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION. Nothing in this Section 17 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA.

18. Representation by Counsel. The Parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement, and (b) they have read and understand this Agreement and are fully aware of its legal effect.

19. Return of Company Property. Employee represents that (a) on or before the Separation Date, Employee returned to the Company all Company property in Employee’s possession or control, including but not limited to, confidential and proprietary information and trade secrets, products, business records, electronically stored information, forms, tools, specifications, software, hardware, designs, files, papers, and other writings related to the Company’s business, and (b) Employee has not retained any copies or duplicates of such property.

20. No Waiver. No waiver of any claim for breach or other rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving party.

21. Headings; Electronic Transmissions; Counterparts. Headings in this Agreement are for reference purposes only and shall not in any way affect this Agreement’s meaning or interpretation. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile, and/or scanner) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

22. Acceptance. To accept this Agreement, Employee must sign and date below and return this Agreement by January 19, 2024 to Bruce Harmon, Chief Financial Officer, Onconetix, Inc. f/k/a Blue Water Biotech, Inc., 201 E. Fifth Street, Suite 1900, Cincinnati, Ohio 45202, e-mail: bharmon@onconetix.com. If this Agreement is returned by email, Employee must also return a signed original to the Company at the street address above.

THIS IS A LEGAL DOCUMENT – READ CAREFULLY BEFORE SIGNING.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered a period of twenty-one (21) days to review this Agreement, has been advised in writing herein to consult with counsel prior to signing this Agreement, and fully understands and voluntarily and knowingly accepts all of the terms of this Agreement.

EMPLOYEE:		COMPANY:

ERIN HENDERSON		ONCONETIX, INC. f/k/a BLUE WATER BIOTECH, INC.

/s/ Erin Henderson		By:	/s/ Bruce Harmon
Signature			Bruce Harmon
Chief Financial Officer

Date:	1/17/2024	Date:	1/17/2024

EXHIBIT A TO SEPARATION AGREEMENT – EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 23, 2022 by and between Blue Water Vaccines, Inc., a Delaware corporation (the “Company”) and Erin Henderson (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Chief Business Officer; and

WHEREAS, Executive is a party to a prior consulting agreement with the Company, dated September 1, 2020 (the “Prior Agreement”); and

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Executive’s employment under the terms of this Agreement shall commence on the date hereof and continue until terminated as provided in Section 7 hereof (the “Term of Employment”), except where terms are expressly effective upon the closing date of the underwritten public offering of the Company’s common stock (the “IPO Date”).

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Business Officer of the Company, reporting directly to the Chief Executive Officer and to the Board of Directors of the Company, and having such duties and responsibilities commensurate with such position as may be assigned by the Chief Executive Officer and the Board of Directors of the Company. Executive also agrees to serve as an officer and/or director of any member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall be employed with the Company on a full-time basis, and shall devote her full business time, attention, skill, and best efforts to the satisfactory performance of Executive’s duties under this Agreement (excluding periods of vacation and sick leave). Except as provided below, Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of non-competing for-profit businesses and charitable organizations, (ii) serving as an officer or managing member of the of the non-competing for-profit businesses listed on Appendix B to this Agreement, (iii) engaging in charitable activities and community affairs, and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of business shall be in Cincinnati, Ohio, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. The Company will permit Executive to work remotely from Executive’s personal residence, although Executive understands and agrees that Executive may be required to work from, or travel to, the Company’s offices from time to time as needed in connection with the performance of Executive’s duties and responsibilities hereunder.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall be paid an annualized Base Salary (the “Base Salary”), payable in accordance with the regular payroll practices of the Company, of $120,000 per year, or, effective on and after the IPO Date, $325,000 per year, with such additional increases, if any, as may be approved in writing by the Compensation Committee. The Compensation Committee will review Executive’s Base Salary for increases not less than annually.

(b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The target Annual Bonus for each fiscal year ending on or after the IPO Date shall be 40% of Base Salary (the “Target Annual Bonus”), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive. The Annual Bonus shall otherwise be subject to the terms and conditions of the annual bonus plan adopted by the Board or the Compensation Committee under which bonuses are generally payable to senior executives of the Company, as in effect from time to time. The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the applicable payment date (subject to Section 7 below).

(c) Equity Participation. In connection with Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s equity incentive plan, as in effect from time to time, pursuant to the terms of such plan, an award agreement and such other documents Executive is required to execute pursuant to the terms of such plan (the plan, the award agreement, and such other documents collectively, the “Equity Documents”). Executive’s equity participation shall be exclusively governed by the terms of the Equity Documents.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company as subject to any applicable eligibility requirements (including such wait periods and other minimum service requirements as may be imposed by the terms of such benefit plans). Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated senior executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved.

Section 6. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, as in effect from time to time. In addition, to the extent Executive primarily works remotely from Executive’s personal residence, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with Executive’s travel to and from the Company’s offices in connection with carrying out Executive’s duties and responsibilities under this Agreement subject to documentation in accordance with the Company’s policy, as in effect from time to time. The Company shall be entitled to impute income to Executive in connection with any reimbursements or other benefits provided under this Section 4, and withhold from any and all amounts payable under this Section 4 as may be required to be withheld pursuant to any applicable law or regulation.

Section 7. Termination of Employment.

(a) General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to Base Salary, Annual Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b) Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iii) An amount equal to (A) the Target Annual Bonus multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of the fiscal year in in which such termination occurs through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid within thirty (30) days of Executive’s termination date; and

(iv) To the extent the Company maintains a group health plan subject to the continuation health coverage requirements of Sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Executive is enrolled for coverage under such group health plan and subject to an election of COBRA continuation coverage by Executive (or Executive’s covered dependents in the case of Executive’s death), on the first regularly scheduled payroll date of each month during the twelve (12) month period immediately following the date Executive’s termination occurred, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon delivery to Executive of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than ten (10) business days’ written notice by the Board of the Company’s intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) business day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iii) Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Target Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iv) An amount equal to nine (9) months of Base Salary, such amount to be paid in substantially equal payments over the nine (9)-month period following Executive’s termination of employment (such period, the “Severance Term”), and payable in accordance with the Company’s regular payroll practices; provided, however, if such termination occurs on or following any Change in Control (as defined in the equity documents), such amount shall instead be payable in a single lump sum within five (5) days of such termination; and

(v) To the extent the Company maintains a group health plan subject to the continuation health coverage requirements of Sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Executive is enrolled for coverage under such group health plan and subject to an election of COBRA continuation coverage by Executive (or Executive’s covered dependents in the case of Executive’s death), on the first regularly scheduled payroll date of each month during the Severance Term, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term;

Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (v) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision set forth in Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e) or (f) of this Section 7 other than the Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release of Claims has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release of Claims has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8. Change of Control.

(a) If, during the Term of Employment and during the period commencing three months prior to a Change in Control and ending on the eighteen (18)-month anniversary of the Change in Control (the “Change in Control Period”), Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, in lieu of the payments and benefits described in Section 7(e)(ii) through (v) above and subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 7(h) hereof:

(i) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(ii) Subject to satisfaction of the applicable performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to (A) the Target Annual Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, assuming Executive had remained employed through the applicable payment date, multiplied by (B) 1.0, multiplied by (C) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iii) An amount equal to twelve (12) months of Base Salary, such amount to be paid in substantially equal payments over the 12-month period following Executive’s termination of employment (such period, the “Severance Term”), and payable in accordance with the Company’s regular payroll practices; provided, however, if such termination occurs on or following any Change in Control (as defined in the equity documents), such amount shall instead be payable in a single lump sum within five (5) days of such termination;

(iv) To the extent the Company maintains a group health plan subject to the continuation health coverage requirements of Sections 601 through 609 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Executive is enrolled for coverage under such group health plan and subject to an election of COBRA continuation coverage by Executive (or Executive’s covered dependents in the case of Executive’s death), on the first regularly scheduled payroll date of each month during the Severance Term, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Severance Term in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term: and

(v) The Company shall cause any unvested equity awards (including any stock options and restricted stock awards) subject to time-based vesting held by Executive as of the date of termination, to become fully vested and, if applicable, exercisable with respect to all of the shares of the Company’s Common Stock subject thereto

(b) In the event that (a) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 reduced last.

Section 9. Restrictive Covenants

(a) General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 9. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b) Confidential Information.

(i) Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information.

(ii) Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s Board or other officer designated by the Board, unless otherwise permitted by the applicable whistleblower provisions of any law or regulation. Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this subsection.

(c) Assignment of Intellectual Property.

(i) Executive agrees that Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is, in part, compensated by Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii) Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation and, following termination of employment of the Term of Employment, shall compensate Executive for Executive’s time incurred in connection with carrying out Executive’s obligations under this Section 6(c)(ii) following such termination of at an hourly rate based upon Executive’s Base Salary as of immediately prior to Executive’s termination of employment. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d) Non-Solicitation. During the Term of Employment and the Post-Termination Restricted Period, Executive will not directly or indirectly (i) solicit from any Protected Customer any business that is comparable or similar to any products or services provided by the Company; (ii) request or advise any Protected Customer to curtail, cancel, or withdraw its business from the Company; (iii) aid in any way any other entity in obtaining business from Protected Customer that is comparable or similar to any products or services provided by the Company; or (iv) otherwise interfere with any transaction, agreement, business relationship, and/or business opportunity between the Company and any customer or potential customer of the Company. “Protected Customer” means any person or entity who was or is a customer or potential customer of the Company at any time during Executive’s employment with the Company and (a) with whom Executive dealt on behalf of the Company or a Company affiliate; (b) whose dealings with the Company or a Company affiliate were coordinated or supervised by Executive; (c) about whom Executive obtained Proprietary Information as a result of Executive’s association with the Company or a Company affiliate; (d) to whom Executive provided services or (e) who received products or services the sale or provision of which resulted in compensation, commissions or earnings for Executive.

(e) Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities.

(f) Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Executive pursuant to Executive’s employment hereunder or otherwise belonging to the Company Group.

(g) Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 9, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

(h) Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 9 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 9. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 9 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

(i) Disclosure of Covenants. As long as it remains in effect, Executive will disclose the existence of the covenants contained in this Section 9 to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which Executive is or may be bound;

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment or service with any prior service recipient; and

(d) Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11. Indemnification.

The Company agrees during and after Executive’s employment to indemnify and hold harmless Executive to the fullest extent permitted by the organizational documents of the Company, or if greater, in accordance with applicable law regarding indemnification, for actions or inactions of Executive in accordance with Executive’s performance of her duties under this Agreement, as an officer, director, employee or agent of the Company or any affiliate thereof or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with directors’ and officers’ liability insurance coverage both during and after Executive’s employment with regard to matters occurring during employment, or while serving on the governing body of the Company, or any affiliate thereof, which coverage will be at a level at least equal to the greatest level being maintained at such time for any current officer or director and shall continue until such time as suits can no longer be brought against Executive as a matter of law. Executive will be entitled to advancement of expenses from the Company or its applicable subsidiaries in connection with any claim in the same manner and to the same extent to which any other officer or director of the Company is entitled.

Section 12. Taxes.

The Company may withhold from any payments made under this Agreement or otherwise made in connection with Executive’s employment hereunder, all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. If any such taxes are paid or advanced by the Company on behalf of Executive, Executive shall remain responsible for, and shall repay, such amounts to the Company, promptly following notice thereof by the Company. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 14. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(d) To the extent that any right to reimbursement of expenses or payment of any benefit in- kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, and shall be interpreted in accordance therewith, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law; Waiver of Jury Trial; Arbitration.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF OHIO. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. Except as permitted under Section 9 hereof, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Cincinnati, Ohio by three arbitrators. The arbitration shall be conducted by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to JAMS Policy on Employment Arbitration in accordance with its Employment Arbitration Rules and Procedures then in effect. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved, or permanent injunctive relief. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the Company and Executive, other than general statements. The fees charged by JAMS and any arbitrator shall be split equally between the parties to the arbitration.

Section 19. Notices.

All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 19, (A) if delivered personally against proper receipt shall be effective upon delivery and (B) if sent (x) by certified or registered mail with postage prepaid or (y) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 19.

If to the Company:

Blue Water Vaccines, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, Ohio 45202

Attn: Chief Executive Officer

With copy to:

Shumaker, Loop & Kendrick, LLP

Bank of America Plaza

101 E. Kennedy Blvd.

Tampa, FL 33602

Attn: Mark Catchur

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Barry I. Grossman and Jessica Yuan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

Section 22. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BLU WATER VACCINES, INC.

By:	/s/ Joseph Hernandez
Name:	Joseph Hernandez
Title:	Chief Executive Officer

EXECUTIVE

/s/ Erin Henderson
Erin Henderson

[Signature Page – Employment Agreement]

APPENDIX A

Definitions

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, (iii) an amount equal to Executive’s accrued, but unused vacation days, multiplied by the quotient of Executive’s Annual Salary divided by 2,087 hours) in accordance with the Company’s vacation policies in effect from time to time, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under the Equity Documents, in accordance with the terms contained therein.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Business” shall mean any business activities related to the Company Group’s research and development of transformational vaccines to address significant health challenges, including but not limited to a universal influenza vaccine, or any other current or demonstrably planned business activities of the Company Group.

(d) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

(e) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at Executive’s direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive’s material breach of this Agreement.

(f) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to Executive also constitutes a “Change in Control Event” under Treasury Regulation 1.409A-3(i)(5)(i):

(i) any Person becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(i) “Compensation Committee” shall mean the Compensation Committee of the Board.

(j) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term of Employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.

(k) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Agreement

(l) “Good Reason” shall mean, without Executive’s consent, (i) a material demotion in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or (iii) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) above). Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(m) “Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring, or engaging any individual who was employed by or providing services to the Company Group within the six (6) month period prior to the date of such hiring or engagement, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(n) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(o) “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the six month anniversary of such date of termination.

(p) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company upon the advice of counsel).

Appendix B

Permitted Activities

The Company acknowledges and agrees that Executive has notified the Company that she serves as an officer, director, member or manager of the following business entities, and agrees that Executive may continue to do so during the Term of this Agreement, notwithstanding anything in Section 3(b) or other provisions of the Agreement to the contrary:

[Insert list]

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits, and other good and valuable consideration, I, [Executive] for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I expressly acknowledge and agree that I –

●	Am able to read the language, and understand the meaning and effect, of this Release;

●	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

●	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

●	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

●	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

●	Had or could have [twenty-one (21)][forty-five (45)][1] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

●	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

●	Was advised to consult with my attorney regarding the terms and effect of this Release; and

●	Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.

Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s Chief Executive Officer or another executive officer designated by the Board. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

1	To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF OHIO, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated         , 2021, with the Company (the “Employment Agreement”).

[Executive]
Date: